FOR IMMEDIATE RELEASE:

January 9, 2009

Carl Barker    334-652-1294
Krista Conlin  205-251-2225

SERVISFIRST BANK MONTGOMERY HITS $150 MILLION IN ASSETS

MONTGOMERY, AL - ServisFirst Bank’s Montgomery office announced that it has now exceeded $150 million in total assets with no brokered deposits; ServisFirst Montgomery opened in June 2007 and celebrates its accomplishment in record time.

“Our bank’s success is due to the fact that it is a client-owned bank; our investors are in turn business owners who not only have ownership in the bank, but who are also committed to doing business with the bank and bringing business to the bank,” says Carl Barker, CEO of ServisFirst Montgomery.

ServisFirst – which also operates offices in Birmingham, Huntsville and Dothan – announced in late 2008 that it had, as a whole, exceeded $1 billion in total assets.

Led by Birmingham banking veteran Tom Broughton, ServisFirst Bank opened in Birmingham in 2005 with $35 million in capital.  Its current $1 billion in total assets represents a growth rate of more than 2700% since the company’s inception only three years ago.

ABOUT SERVISFIRST:
ServisFirst is a full service bank focused on commercial banking, private banking and the professional consumer market, emphasizing competitive products, state of the art technology and a focus on quality service.  The bank offers sophisticated cash management products, internet banking, home mortgage lending, remote deposit express service and highly competitive rates.

ServisFirst Bank was formed in Birmingham in May 2005, opened ServisFirst Bank Huntsville in August 2006, ServisFirst Bank Montgomery in June 2007 and ServisFirst Bank Dothan in October 2008.  More information about ServisFirst Bank may be obtained over the internet at www.servisfirstbank.com.